EXHIBIT 99.18

EXECUTION COPY

$250,000,000

CREDIT AGREEMENT

dated as of

June 16, 2006

among

AVOCENT CORPORATION,
as the Borrower,

THE GUARANTORS PARTY HERETO,
as the Guarantors,

THE LENDERS PARTY HERETO,

and

REGIONS BANK,
as the Administrative Agent

___________________________

REGIONS FINANCIAL CORPORATION
Sole Lead Arranger and Book Runner

i

EXHIBIT F	Form of Assignment and Assumption

Schedule 1.01	Commitments
Schedule 4.01(d)	Principal Operating Domestic Subsidiaries
Schedule 5.08	Subsidiaries
Schedule 5.21	Material Agreements
Schedule 7.08	Secured Debt

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of June 16, 2006 by and among AVOCENT CORPORATION, a Delaware corporation, the GUARANTORS party hereto, the LENDERS party hereto and REGIONS BANK, as the Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) extend credit to it in an aggregate principal face amount not to exceed $250,000,000, to provide working capital for general corporate purposes (including stock repurchases), to finance the acquisition of LANDesk Group Limited, a company incorporated in Ireland under company registered number 316974, formerly known as LANDesk Holdings Ireland Limited (the “LANDesk Acquisition”), and to finance future acquisitions.

The Lenders are prepared to extend such credit on the terms and conditions hereof. As consideration therefore and in order to induce the Lenders to make the Loans, the Guarantors are willing to enter into this Agreement. Each Guarantor acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01  Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and the other Loan Documents and any amendment hereto or thereto (except as herein or therein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition” means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person or of any business or division of a Person, (b) the acquisition by the Borrower or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person, or (c) a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person.

“Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded, if necessary, to the nearest 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Regions Bank, an Alabama state banking corporation, in its capacity as administrative agent for the Lenders, and its successors and permitted assigns in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Margin” means (a) for the period commencing on and including the Closing Date to and excluding the first Performance Pricing Determination Date, (i) for any Base Rate Loan, 0.00%, (ii) for any Eurodollar Loan, 1.125% and (iii) for the Commitment Fees, 0.20%; and (b) from and after the first Performance Pricing Determination Date, for any Base Rate Loan, each Eurodollar Loan and the Commitment Fee, the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to the type of Loan or fee and the Total Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date.

Total Leverage Ratio	Applicable Margin
	Eurodollar Loans	Base Rate Loans	Commitment Fee
Greater than or equal to 2.5 to 1.0	1.625%	0.375%	0.30%
Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	1.375%	0.125%	0.25%
Greater than or equal to 1.5 to 1.0 but less than 2.0 to 1.0	1.125%	0.00%	0.20%
Greater than or equal to 1.0 to 1.0 but less than 1.5 to 1.0	0.875%	0.00%	0.175%
Less than 1.0 to 1.0	0.70%	0.00%	0.125%

In determining interest for purposes of Section 2.06 and the Commitment Fees for purposes of Section 2.07, the Borrower and the Administrative Agent shall refer to the Borrower’s most recent consolidated quarterly and annual (as the case may be) financial statements delivered pursuant to Section 6.01(a) or (b), as the case may be. If such financial statements require a change in interest pursuant to Section 2.06 or the Commitment Fees pursuant to Section 2.07, the Borrower shall deliver to the Administrative Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations supporting the required change. The “Performance Pricing Determination Date” is the date which is (A) fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year and (B) one hundred (100) days after the end of each Fiscal Year. Any such required change in interest and fees shall become effective on such Performance Pricing Determination Date, and shall be in effect until the next Performance Pricing Determination Date, provided that: (i) for Eurodollar Loans, changes in interest shall only be effective for Interest Periods commencing on or after the Performance Pricing Determination Date; and (ii) no fees or interest shall be decreased pursuant to Section 2.06 or Section 2.07 if a Default is in existence on the Performance Pricing Determination Date; provided, further, that if the Borrower fails to deliver financial statements as required by Section 6.01(a) or (b), as the case may be, the Applicable Margin shall be the highest Applicable Margin provided for in the above table and shall apply from and including the date such financial statements were due to but excluding the date such financial statements are received by the Administrative Agent.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.07), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Avocent International” means Avocent International, Ltd., a company incorporated in Ireland.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base Rate” means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.5%) above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Loan” means a Loan that bears or is to bear interest at a rate based upon the Base Rate, and is to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Notice of Continuation or Conversion, Section  2.01, Section 2.02(e) or Article X, as applicable.

“Borrower” means Avocent Corporation, a Delaware corporation, and its successors and its permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Loans made to the Borrower pursuant to Article II. A Borrowing is a “Base Rate Borrowing” if such Loans are Base Rate Loans or a “Eurodollar Borrowing” if such Loans are Eurodollar Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial lenders in Atlanta, Georgia are authorized or required by law to close or are in fact closed and if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Stock” means any capital stock, membership interest, partnership interest or other ownership interest, as applicable, of the Borrower or any Subsidiary, whether common or preferred.

“Cash Interest Expense” for any period means Interest Expense paid in cash during such period.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Certificate” has the meaning set forth in Section 4.01(d).

“Closing Date” means June 16, 2006.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final, temporary or proposed.

“Commitment” means, with respect to each Lender, (i) the amount set forth opposite the name of such Lender on Schedule 1.01, and (ii) as to any Lender which enters into any Assignment and Assumption (whether as assignor or as assignee thereunder), the amount of such Lender’s Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09. The initial aggregate Commitment is $250,000,000.

“Commitment Fees” has the meaning set forth in Section 2.07.

“Compliance Certificate” has the meaning set forth in Section 6.01(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all obligations of such Person with respect to Swap Agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any), (x) all Debt of others Guaranteed by such Person, (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, off-balance sheet loan or other off-balance sheet financing product, (xii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt, without duplication, of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

“Depreciation” means for any period the sum of all depreciation expenses of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America or one of its states.

“EBITDA” means, for any period, calculated on a consolidated basis for the Borrower and its Subsidiaries, the sum of (i) Net Income for such period; (ii) Interest Expense for such period, (iii) taxes on income of the Borrower and its Subsidiaries for such period to the extent deducted in determining Net Income for such period, (iv) Depreciation for such period, (v) amortization of intangible assets of the Borrower and its Subsidiaries for such period, and (vi) non-cash stock-based compensation expense for such period. In determining EBITDA for any period, (a) any Subsidiary acquired during such period by the Borrower or any other Subsidiary shall be included on a pro forma, historical basis as if it had been a Subsidiary during such entire period, (b) any amounts which would be included in a determination of EBITDA for such period with respect to assets acquired during such period by the Borrower or any Subsidiary shall be included in the determination of EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Borrower or such Subsidiary prior to the first day of such period, (c) any Subsidiary sold during such period by the Borrower or any other Subsidiary shall be excluded as if it had not been a Subsidiary at any time during such period and (d) any amounts which would be otherwise included in a determination of EBITDA for such period with respect to assets sold or otherwise disposed of during such period by the Borrower or any Subsidiary shall be excluded in the determination of EBITDA for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by the Borrower or such Subsidiary prior to the first day of such period.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Commitment, the Issuing Bank, and (iii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Condition” means any release, pollution, emission, spill, discharge, contamination, damage or injury caused by, related to, arising from, or in connection with, any violation of Environmental Law.

“Environmental Laws” means (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq., (c) the Clean Air Act, 42 U.S.C. 7401 et seq., (d) the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., (e) the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., (f) the Safe Drinking Water Act, 42 U.S.C. 300(E) et seq., (g) the Refuse Act, 33 U.S.C. 407 et seq., (h) the regulations promulgated pursuant to the aforesaid laws, or any of them, and (i) all other federal, state or local laws, ordinances, orders, rules or regulations, now or hereafter existing, that directly and/or indirectly relate to health, safety or the environment, including but not limited to, air pollution, water pollution, noise control and/or the presence, storage, escape, seepage, leakage, emission, release, use, spillage, generation, transportation, handling, discharge, disposal or recovery of on-site or off-site hazardous or toxic substances, wastes or materials and/or underground storage tanks, and as each and any of the foregoing laws, ordinances, orders, rules or regulations may be amended or enacted from time to time.

“Environmental Liability” means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, injunction, penalty or fine, cost of enforcement, cost of cleanup, removal, encapsulation or other remedial action, or any other cost or expense whatsoever, including, without limitation, reasonable attorneys’ fees and reimbursements, resulting from the violation of any Environmental Law, the imposition of any Environmental Lien, or the existence or presence of an Environmental Condition.

“Environmental Lien” means a Lien in favor of any Person arising as a result of or securing (a) any liability under an Environmental Law or (b) damages arising from or costs incurred by any Person in response to any actual or threatened Environmental Condition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Eurodollar Loan” means a Loan that bears or is to bear interest at a rate based upon the Adjusted London Interbank Offered Rate, and to be made as a Eurodollar Loan pursuant to a Notice of Borrowing or continued as or converted to a Eurodollar Loan pursuant to a Notice of Continuation or Conversion.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member lender of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Loan Party is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.07(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 10.06(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 10.06(a).

“Existing Debt” has the meaning set forth in Section 5.21.

“Event of Default” has the meaning set forth in Section 8.01.

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions, as determined by the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Loan Party is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary organized under the laws of any country other than the United States of America or state thereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect in the United States applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any entity exercising any form of jurisdiction or authority relating to Environmental Laws and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Subsidiaries from time to time party to this Agreement and bound by the terms of the Guaranty, as guarantors, whether as signatories to this Agreement on the Closing Date or by execution of a joinder instrument pursuant to Section 6.08.

“Guaranty” means that certain guaranty contained in Article XI of this Agreement made by each of the Guarantors in favor of the Administrative Agent, the Issuing Bank and the Lenders.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, at any time, the ratio of EBITDA to Cash Interest Expense calculated on a consolidated basis for the Borrower and its Subsidiaries for the period of four (4) Fiscal Quarters most recently ended.

“Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Subsidiaries outstanding during such period.

“Interest Period” means, with respect to each Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that: (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Business Day of the appropriate subsequent calendar month; and (c) no Interest Period may be selected that begins before the Termination Date and would otherwise end after the Termination Date.

“Investment” means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, (iii) capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.

“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, and its successors and assigns.

“Lender” means each financial institution listed on Schedule 1.01 as having a Commitment (as the same may be amended from time to time by the Administrative Agent to reflect assignments made in accordance with Section 12.07), and its successors and assigns.

“Lending Office” means, as to each Lender, (i) its office located at its address set forth or identified in the Administrative Questionnaire as its Lending Office and (ii) as to any Lender which enters into any Assignment and Assumption (whether as assignor or as assignee thereunder), as set forth in such Assignment and Assumption, or in each case such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“Letter of Credit” means a commercial letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to Article III.

“Letter of Credit Application Agreement” shall mean, with respect to a Letter of Credit, such form of application therefor (whether in a single or several documents) as the Issuing Bank may employ in the ordinary course of business for its own account, whether or not providing for collateral security, with such modifications thereto as may by agreed upon by the Issuing Bank and the Borrower; provided, however, that in the event of any conflict between the terms of any Letter of Credit Application Agreement and this Agreement, the terms of this Agreement shall control.

“Letter of Credit Fee” has the meaning set forth in Section 3.08.

“Letter of Credit Obligations” means, at any particular time, the sum of (a) the Reimbursement Obligations at such time, (b) the aggregate maximum amount available for drawing under the Letters of Credit at such time and (c) the aggregate maximum amount available for drawing under Letters of Credit the issuance of which has been authorized by the Issuing Bank but which have not yet been issued.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or Eurodollar Loan and “Loans” means Base Rate Loans or Eurodollar Loans, or any or all of them, as the context shall require.

“Loan Documents” means this Agreement, the Notes, the Guaranty, any Letter of Credit Application Agreement, any other document evidencing, relating to or securing the Loans or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty, any Letter of Credit Application Agreement, the Loans or the Letters of Credit, as such documents and instruments may be amended or supplemented from time to time.

“Loan Party” means each of the Borrower and the Guarantors and “Loan Parties” means any or all of the Borrower and the Guarantors, as the context shall require.

“London Interbank Offered Rate” applicable to any Eurodollar Loan means for the Interest Period of such Eurodollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Eurodollar Loan offered for a term comparable to such Interest Period, which rates appear on Telerate Page 3750 effective as of 11:00 A.M., London time, two (2) Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London Interbank Offered Rate” for such Interest Period will be the arithmetic average (rounded, if necessary, to the nearest 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, two (2) Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Eurodollar Loan.

“Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Margin Stock” means “margin stock” as defined in the Margin Regulations.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Contracts” has the meaning set forth in Section 5.21.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the aggregate amount of net income of the Borrower and its Subsidiaries determined on a consolidated basis, after taxes, for such period, as determined in accordance with GAAP; but excluding (i) extraordinary items and (ii) any equity interest of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

“Notes” means, to the extent requested by any Lender pursuant to Section 2.04, the promissory notes of the Borrower, substantially in the form of Exhibit A, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Continuation or Conversion” has the meaning set forth in Section 2.03.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities of the Loan Parties (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued) to the Lenders, the Issuing Bank or the Administrative Agent, or any Affiliate of a Lender, the Issuing Bank or the Administrative Agent, as the case may be, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, under this Agreement, any other Loan Document or any Swap Agreement.

“Officer’s Certificate” has the meaning set forth in Section 4.01(e).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Pricing Determination Date” has the meaning set forth in the definition of Applicable Margin.

“Permitted Acquisition” means any Acquisition by the Borrower or a Subsidiary of any business which is engaged in the same or related line of business as the Borrower or any of its Subsidiaries, with respect to which each of the following requirements shall have been satisfied: (a) as of the closing of any Acquisition, the Acquisition has been approved and recommended by the board of directors or similar governing body of the Person to be acquired or from which such business is to be acquired; (b) not less than five (5) Business Days prior to the closing of any Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate certifying compliance with the terms and conditions of the Loan Documents, after giving effect to the Acquisition, including pro forma income and balance sheet projections for the Borrower and its Subsidiaries (after giving effect to the Acquisition); (c) as of the closing of any Acquisition, no Default shall exist or occur as a result of, and after giving effect to, such Acquisition; and (d) with respect to any Acquisition that is a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person, such merger, consolidation, amalgamation or other combination must comply with the requirements of Section 7.02.

“Permitted Encumbrance” means: (a) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (d) utility easements, building restrictions and other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Prime Rate” means the annual rate or rates of interest announced by Regions Financial Corporation (or its successors or assigns), and in effect during such period, as its “Commercial Base Rate” (such rate being an index for establishing variable interest rates on loans of affiliates, such as Regions Bank, of Regions Financial Corporation (or its successors or assigns)) (or, if no such rate is then announced, such other comparable rate which serves as the basis upon which effective rates of interest are calculated for those making reference thereto), it being understood (a) that as of the beginning of any period such rate shall be deemed the “Commercial Base Rate” (or such comparable rate) then most recently announced by Regions Financial Corporation (or its successors or assigns) as such, and (b) that if during such period there is any change in such rate, such change shall be effective on the date of such change, and it being further understood that the “Commercial Base Rate” is an index and that loans are made by Regions Bank, at rates above, below or equal to the “Commercial Base Rate”, and that the “Commercial Base Rate” may change at any time. The Prime Rate is but one of several interest rate bases used by Regions Bank. Regions Bank lends at interest rates above and below the Prime Rate.

“Properties” means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, or, if any such day is not a Business Day, the next succeeding Business Day.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Regions Bank” means Regions Bank, an Alabama state banking corporation.

“Register” has the meaning set forth in Section 12.07(c).

“Reimbursement Obligations” means the reimbursement or repayment obligations of the Borrower to the Issuing Bank pursuant to Section 3.05 with respect to Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments are no longer in effect, Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the sum of (i) the Loans and (ii) the Letter of Credit Obligations.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s Capital Stock (except dividends payable solely in shares of its Capital Stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s Capital Stock (except shares acquired upon the conversion thereof into other shares of its Capital Stock) or (b) any option, warrant or other right to acquire shares of the Borrower’s Capital Stock.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“Subsidiary” of any Person means a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” has the meaning set forth in the Bankruptcy Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) June 16, 2011, (ii) the date the Commitments are terminated pursuant to Section 8.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Commitments entirely pursuant to Section 2.08.

“Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP.

“Total Funded Debt” means all Debt (other than Debt described in clauses (viii) and (ix) of the definition thereof) of the Borrower and its Subsidiaries determined on a consolidated basis.

“Total Leverage Ratio” means, at any time, the ratio of Total Funded Debt to EBITDA calculated on a consolidated basis for the Borrower and its Subsidiaries for the period of four (4) Fiscal Quarters most recently ended.

“Unused Commitment” means at any date, an amount equal to (a) the aggregate amount of all the Commitments on such date less (b) the sum on such date of the aggregate outstanding principal amount of the Loans plus the aggregate outstanding amount of the Letter of Credit Obligations.

“Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of Capital Stock of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

Section 1.02  Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders unless with respect to any such change concurred in by the Borrower’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Administrative Agent shall so object in writing within thirty (30) days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01 hereof, shall mean the financial statements referred to in Section 5.04).

Section 1.03  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 1.04  Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

ARTICLE II.
THE CREDITS

Section 2.01  Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Borrower from time to time before the Termination Date; provided that, immediately after each such Loan is made, the aggregate outstanding principal amount of Loans by such Lender shall not exceed the amount of its Commitment, and the aggregate outstanding principal amount of all Loans plus the aggregate outstanding amount of the Letter of Credit Obligations shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the Unused Commitments) and shall be made by the several Lenders ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Loans and reborrow under this Section at any time before the Termination Date.

Section 2.02  Method of Borrowing Loans.

(a)  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), which shall be substantially in the form of Exhibit B and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, prior to (i) 9:30 a.m. (Eastern time) on the same Business Day of each Base Rate Borrowing, and (ii) 11:00 a.m. (Eastern time) at least three (3) Business Days before each Eurodollar Borrowing, specifying: (A) the date of such Borrowing, which shall be a Business Day, (B) the aggregate amount of such Borrowing, (C) whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, and (D) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

(c)  Not later than 11:00 a.m. (Eastern time) on the date of each Eurodollar Borrowing, and not later than 2:00 p.m. (Eastern time) on the date of each Base Rate Borrowing, each Lender shall (except as provided in paragraph (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Administrative Agent at its address determined pursuant to Section 12.01. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(d)  Notwithstanding anything to the contrary contained in this Agreement, no Eurodollar Borrowing may be made if there shall have occurred a Default, which Default shall not have been cured or waived.

(e)  In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

(f)  Notwithstanding anything to the contrary contained herein, there shall not be more than six (6) Interest Periods outstanding at any given time.

Section 2.03  Continuation and Conversion Elections. By delivering a notice in form and substance acceptable to the Administrative Agent (a “Notice of Continuation or Conversion”), to the Administrative Agent on or before 12:00 p.m., Eastern time, on a Business Day, the Borrower may from time to time irrevocably elect, by notice on the same Business Day in the case of a conversion to Base Rate Loans or three (3) Business Days prior in the case of a continuation of or conversion to Eurodollar Loans, that all, or any portion in an aggregate principal amount of $5,000,000 or any larger integral multiple of $1,000,000 be, (i) in the case of Base Rate Loans, converted into Eurodollar Loans or (ii) in the case of Eurodollar Loans, converted into Base Rate Loans or continued as Eurodollar Loans; provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, any Eurodollar Loan when any Default has occurred and is continuing. In the absence of delivery of a Notice of Continuation or Conversion with respect to any Eurodollar Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan.

Section 2.04  Notes. Upon request of any Lender, made through the Administrative Agent, the Loans of such Lender may be evidenced by a single Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Commitment. Upon receipt of any Lender’s Note pursuant to Section 4.01, the Administrative Agent shall deliver such Note to such Lender.

Section 2.05  Maturity of Loans. All Loans shall mature, and the principal amount thereof shall be due and payable on, the Termination Date.

Section 2.06  Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin for Base Rate Loans. Such interest shall be payable on each Quarterly Payment Date while such Base Rate Loan is outstanding and on the date such Base Rate Loan is converted to a Eurodollar Loan. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Eurodollar Loans plus the applicable Adjusted London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Eurodollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(c) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

(d) After the occurrence and during the continuance of an Event of Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate.

Section 2.07  Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, commitment fees (the “Commitment Fees”), calculated on the average daily amount of the Unused Commitment at a per annum rate equal to the Applicable Margin for Commitment Fees. The Commitment Fees shall accrue from and including the Closing Date to but excluding the Termination Date and shall be payable on each Quarterly Payment Date and on the Termination Date.

Section 2.08  Optional Termination or Reduction of Commitments. The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate at any time, or proportionately reduce the Unused Commitments from time to time by an aggregate amount of at least $5,000,000 or any larger integral multiple of $1,000,000. If the Commitments are terminated in their entirety, the Commitment Fees (as provided under Section 2.07) shall be due and payable on the effective date of such termination. All terminations or reductions of Commitments shall be permanent. Each reduction shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09  Mandatory Reduction and Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.10  Optional Prepayments. The Borrower may, upon at least one (1) Business Days’ notice to the Administrative Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating at least $5,000,000 or any larger integral multiple of $1,000,000 (or any lesser amount equal to the outstanding balance of such Loan), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Base Rate Loans of the several Lenders included in such Base Rate Borrowing. Subject to any payments required pursuant to the terms of Article X for such Eurodollar Loan, upon three (3) Business Day’s prior written notice, the Borrower may prepay in minimum amounts of at least $5,000,000 or any larger integral multiple of $1,000,000 (or any lesser amount equal to the outstanding balance of such Loan) all or any portion of the principal amount of any Eurodollar Loan prior to the maturity thereof. Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

Section 2.11  Mandatory Prepayments. On each date on which the conditions set forth in Section 2.01 are not satisfied (including, without limitation, by reason of the reduction of the Commitments pursuant to Section 2.08 or Section 2.09), the Borrower shall repay or prepay such principal amount of the outstanding Loans, if any (together with interest accrued thereon and any amount due under Section 10.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Loans does not exceed the aggregate amount of the Commitments as then reduced. If the principal amount of all Loans have been repaid yet the outstanding Letter of Credit Obligations then exceed the Commitment, the Borrower shall deposit cash collateral with the Administrative Agent with respect to such outstanding Letter of Credit Obligations in an amount necessary so that the outstanding Letter of Credit Obligations do not exceed the Commitments. Each such payment or prepayment shall be applied ratably to the Loans of the Lenders outstanding on the date of payment or prepayment in the following order of priority: (i) first, to Base Rate Loans; and (ii) secondly, to Eurodollar Loans.

Section 2.12  General Provisions as to Payments.

(a)  The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without any setoff, counterclaim or any deduction whatsoever, not later than 11:00 a.m. (Eastern time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia to the Administrative Agent at its address referred to in Section 12.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.

(b)  Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees or other amounts hereunder (other than principal and interest payments with respect to Eurodollar Loans) shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of or interest on, the Eurodollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day.

Section 2.13  Administrative Agent’s Clawback.

(a)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)  Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.14  Computation of Interest and Fees. Interest on Base Rate Loans based on the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Base Rate Loans based on the Federal Funds Rate and interest on Eurodollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment Fees, Letter of Credit Fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III.
LETTER OF CREDIT FACILITY

Section 3.01  Obligation to Issue. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Loan Parties herein set forth, the Issuing Bank shall issue for the account of the Borrower, one or more Letters of Credit denominated in Dollars, in accordance with this Article III, from time to time during the period commencing on the Closing Date and ending on the tenth (10th) Business Day prior to the Termination Date.

Section 3.02  Types and Amounts. The Issuing Bank shall have no obligation to issue any Letter of Credit at any time: (a)if the aggregate maximum amount then available for drawing under Letters of Credit, after giving effect to the issuance of the requested Letter of Credit, shall exceed any limit imposed by law or regulation upon the Issuing Bank; (b) if, after giving effect to the issuance of the requested Letter of Credit, (i) the aggregate Letter of Credit Obligations would exceed $20,000,000, or (ii) the conditions set forth in Section 2.01 would not be satisfied; (c) if such Letter of Credit has an expiration date on or after the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after the then-current expiration date of such Letter of Credit so long as such renewal or extension occurs within three (3) months of such then-current expiration date) and (ii) the date that is five (5) Business Days prior to the Termination Date.

Section 3.03  Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions: (a)the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may prescribe, a Letter of Credit Application Agreement and such other documents and materials as may be required pursuant to the terms thereof all satisfactory in form and substance to the Issuing Bank and the terms of the proposed Letter of Credit shall be satisfactory in form and substance to the Issuing Bank; (b) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit; and (c) after the issuance of the requested Letter of Credit, the conditions set forth in Section 2.01 shall be satisfied.

Section 3.04  Issuance of Letters of Credit.

(a)  Request for Issuance. At least two Business Days before the effective date for any Letter of Credit, the Borrower shall give the Issuing Bank a written notice containing the original signature of an authorized officer of the Borrower. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested (which original face amount shall not be less than $500,000, the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such requested Letter of Credit is to expire, the amount of then outstanding Letter of Credit Obligations, the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit may be drawn in single or partial draws and the person for whose benefit the requested Letter of Credit is to be issued.

(b)  Issuance. If the conditions set forth in Section 3.03 are satisfied, the Issuing Bank shall issue the requested Letter of Credit.

(c)  No Extension or Amendment. The Issuing Bank shall not extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended or extended would be prohibited by Section 3.02 or Section 3.03. Any such renewals or extensions shall not occur prior to three months of the then-current expiration date.

Section 3.05  Reimbursement Obligations; Duties of the Issuing Bank; ISP98.

(a)  Reimbursement. Notwithstanding any provisions to the contrary in any Letter of Credit Application Agreement: (i) the Borrower shall reimburse the Issuing Bank for drawings under a Letter of Credit issued by it no later than the Business Day of payment by the Issuing Bank; (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit until the date of payment in full thereof at a rate per annum equal to the Default Rate; and (iii) in order to implement the foregoing, upon the occurrence of a draw under any Letter of Credit, unless the Issuing Bank is reimbursed in accordance with clause (i) above, the Borrower irrevocably authorizes the Issuing Bank and the Administrative Agent to treat such nonpayment as a Notice of Borrowing in the amount of such Reimbursement Obligation and the Lenders to make Loans to the Borrower in such amount regardless of whether the conditions precedent to the making of Loans hereunder have been met. The Borrower further authorizes the Administrative Agent to credit the proceeds of such Loan so as to immediately eliminate the liability of the Borrower for Reimbursement Obligations under such Letter of Credit.

(b)  Duties of the Issuing Bank. Any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender, or, assuming that the Issuing Bank has complied with the procedures specified in Section 3.04 and such Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face, with the requirements of such Letter of Credit.

(c)  Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

Section 3.06  Participations.

(a)  Purchase of Participations. Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s ratable share of the aggregate Commitments, in such Letter of Credit; provided, that a Letter of Credit shall not be entitled to the benefits of this Section 3.06 if the Issuing Bank shall have received written notice from any Lender on or before the Business Day immediately prior to the date of the Issuing Bank’s issuance of such Letter of Credit that one or more of the conditions contained in Section 3.03 or Article IV is not then satisfied, and, in the event the Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Lender or until the Required Lenders have effectively waived such condition in accordance with the provisions of this Agreement.

(b)  Sharing of Letter of Credit Payments. In the event that the Issuing Bank makes any payment under any Letter of Credit for which the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.07 or which cannot be paid by a Loan pursuant to clause (a)(iii) of Section 3.05, the Issuing Bank shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Issuing Bank such Lender’s ratable share of the amount of such payment in Dollars and in same day funds. If the Issuing Bank so notifies such Lender prior to 10:00 a .m. (Eastern time) on any Business Day, such Lender shall make available to the Issuing Bank its ratable share of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its ratable share of the amount of such payment available to the Issuing Bank, such Lender agrees to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Issuing Bank at the Federal Funds Rate for the first three (3) days and thereafter at the Base Rate. The failure of any Lender to make available to the Issuing Bank its ratable share of any such payment shall neither relieve nor increase the obligation of any other Lender hereunder to make available to the Issuing Bank its ratable share of any payment on the date such payment is to be made.

(c)  Sharing of Reimbursement Obligation Payments. Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Issuing Bank has received any payments from the Lenders pursuant to this Section 3.06, it shall promptly pay to each Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Lender’s ratable share thereof. Each such payment shall be made by the Issuing Bank on the Business Day on which the funds are paid to such Person, if received prior to 10:00 am. (Eastern time) on such Business Day, and otherwise on the next succeeding Business Day.

(d)  Documentation. Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit, Letter of Credit Application Agreement and other documentation relating to Letters of Credit issued pursuant to this Agreement.

(e)  Obligations Irrevocable. The obligations of the Lenders to make payments to the Issuing Bank with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances (assuming that the Issuing Bank has issued such Letter of Credit in accordance with Section 3.04 and such Lender has not given a notice contemplated by Section 3.06(a) that continues in full force and effect), including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) payment by the Issuing Bank under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; or (vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing.

Section 3.07  Payment of Reimbursement Obligations.

(a)  Payments to Issuing Bank. The Borrower agrees to pay to the Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Letter of Credit issued for the Borrower’s account immediately when due, irrespective of: (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii) any draft, certificate or any other document presented under the Letter of Credit proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vi) payment by the Issuing Bank under any Letter of Credit against presentation of any draft or certificate that does not comply with the terms of such Letter of Credit; or (vii) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing; provided that the obligations of the Borrower under this paragraph (a) shall not constitute a waiver of any rights the Borrower may have to pursue a claim against the Issuing Bank for gross negligence or willful misconduct on the part of the Issuing Bank.

(b)  Recovery or Avoidance of Payments. In the event any payment by or on behalf of the Borrower received by the Issuing Bank with respect to a Letter of Credit and distributed by the Issuing Bank to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender that received such distribution shall, upon demand by the Issuing Bank, contribute such Lender’s ratable share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

Section 3.08  Compensation for Letters of Credit and Issuing Bank Reporting Requirements.

(a)  Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, with respect to each Letter of Credit issued hereunder a letter of credit fee (“Letter of Credit Fee”) which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurodollar Loans on the average daily amount of the Letter of Credit Obligations during the period from and including the date hereof to but excluding the date on which the Commitments terminate. Letter of Credit Fees shall be payable on each Quarterly Payment Date and on the Termination Date. The Administrative Agent shall promptly remit such Letter of Credit Fees, when paid, to the Lenders in accordance with their ratable shares thereof. The Borrower shall pay to the Administrative Agent, for the account of the Issuing Bank, a fronting fee equal to 0.125% per annum of the face amount of such Letter of Credit, payable on the Business Day on which such Letter of Credit is issued.

(b)  Issuing Bank Charges. The Borrower shall pay to the Issuing Bank, solely for its own account, the standard charges assessed by the Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit issued hereunder, which charges shall be those typically charged by the Issuing Bank to its customers generally having credit and other characteristics similar to the Borrower, as determined in good faith by the Issuing Bank.

Section 3.09  Indemnification; Exoneration.

(a)  Indemnification. In addition to amounts payable as elsewhere provided in this Article III, the Loan Parties shall protect, indemnify, pay and save the Issuing Bank, the Administrative Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Issuing Bank, the Administrative Agent, or any Lender may incur or be subject to as a consequence of the issuance of any Letter of Credit for the Borrower’s account other than as a result of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

(b)  Assumption of Risk by Loan Parties. As between the Loan Parties, on the one hand, and the Issuing Bank, the Administrative Agent and the Lenders, on the other hand, the Loan Parties assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued for the Borrower’s account by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank, the Administrative Agent and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, for errors in interpretation of technical terms, (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof, (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (vii) any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent and the Lenders.

(c)  Exoneration. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates if taken or omitted in good faith and with reasonable care, shall not put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to any Loan Party or relieve any Loan Party of any of its obligations hereunder to any such Person.

ARTICLE IV.
CONDITIONS TO BORROWINGS

Section 4.01  Conditions to First Borrowing.

The obligation of each Lender to make a Loan on the occasion of the first Borrowing (or the obligation of the Issuing Bank to issue the first Letter of Credit) is subject to the satisfaction of the conditions set forth in Section 3.02 and receipt by the Administrative Agent of the following:

(a)  from each of the parties hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a facsimile transmission of such executed counterpart (with the original to be sent to the Administrative Agent by overnight courier);

(b)  a duly executed Note for the account of each Lender that has requested the delivery of a Note pursuant to Section 2.04;

(c)  an opinion letter of Sirote & Permutt, P.C., counsel for the Loan Parties, dated as of the Closing Date, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(d)  a certificate (the “Closing Certificate”) substantially in the form of Exhibit D, dated as of the Closing Date, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing as of the date hereof, (ii) the representations and warranties of the Borrower contained in Article V are true on and as of the date hereof and (iii) the Borrower and each of the principal operating Domestic Subsidiaries listed on Schedule 4.01(d) are solvent;

(e)  all documents which the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including, without limitation, a certificate of the Borrower substantially in the form of Exhibit E (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and copies of the following items: (i) a certified copy of the Borrower’s Certificate of Incorporation, (ii) a certified copy of the Borrower’s Bylaws, (iii) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Borrower as a Delaware corporation, and (iv) a certified copy of the action taken by the Board of Directors of the Borrower authorizing the Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party;

(f)  all documents which the Administrative Agent may reasonably request relating to the existence of each Guarantor, the corporate authority for and the validity of the Guaranty, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent, including, without limitation, a certificate of each Guarantor substantially in the form of the Officer’s Certificate to be provided by the Borrower, signed by the Secretary or an Assistant Secretary of the applicable Guarantor, certifying as to the names, true signatures and incumbency of the officer or officers of the applicable Guarantor authorized to execute and deliver the Loan Documents, and copies of the following items: (i) a certified copy of such Guarantor’s Certificate of Incorporation, (ii) a certified copy of such Guarantor’s Bylaws, (iii) a certificate of the Secretary of State of the state of organization of such Guarantor as to the good standing of such Guarantor in such jurisdiction, and (iv) a certified copy of the action taken by the Board of Directors or similar governing body of such Guarantor authorizing such Guarantor’s execution, delivery and performance of the Guaranty and the other Loan Documents to which such Guarantor is a party;

(g)  a Notice of Borrowing;

(h)  a Compliance Certificate;

(i)  reserved;

(j)  final audited financial statements of the Borrower and its Subsidiaries for the years ended December 31, 2003, 2004, and 2005, and unaudited financial statements for the most recent fiscal quarter for which such financial statements are available;

(k)  pro forma financial projections for the Borrower and its Subsidiaries for 2007, 2008, 2009, 2010 and 2011 in form and substance reasonably acceptable to the Administrative Agent which reflect the effects of the LANDesk Acquisition and any proposed future acquisitions;

(l)  the payment of any fees the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the fees and expenses of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and extensions of credit hereunder, which fees of counsel to the Administrative Agent shall not exceed the amount agreed to by the Borrower and the Administrative Agent in that certain letter agreement dated May 24, 2006;

(m)  all consents, approvals and licenses of the boards of directors, shareholders, Governmental Authorities and other applicable third parties necessary in connection with the Loan Documents shall have been obtained;

(n)  evidence that no event, act, occurrence or condition has occurred which has caused or could reasonably be expected to cause a Material Adverse Effect; and

(o)  evidence that no material pending or threatened action, suit, investigation, litigation, bankruptcy or insolvency proceeding, injunction, order or claim with respect to the Borrower, any of its Subsidiaries, the Loan Documents or the transactions contemplated thereby.

In addition, if the Borrower desires funding of a Eurodollar Loan on the Closing Date, the Administrative Agent shall have received, the requisite number of days prior to the Closing Date, a funding indemnification letter satisfactory to it, pursuant to which (i) the Administrative Agent and the Borrower shall have agreed upon the interest rate, amount of Borrowing and Interest Period for such Eurodollar Loan, and (ii) the Borrower shall indemnify the Lenders from any loss or expense arising from the failure to close on the anticipated Closing Date identified in such letter or the failure to borrow such Eurodollar Loan on such date.

Section 4.02  Conditions to All Borrowings.

The obligation of each Lender to make a Loan on the occasion of each Borrowing, or the obligation of the Issuing Bank to issue a Letter of Credit, is subject to the satisfaction of the following conditions: (a) receipt by the Administrative Agent of a Notice of Borrowing or the Issuing Bank of a Letter of Credit Application Agreement, as applicable; (b) the fact that, immediately before and after such Borrowing is advanced or such Letter of Credit is issued, as applicable, no Default shall have occurred and be continuing; (c) the fact that the representations and warranties of the Loan Parties contained in Article V of this Agreement shall be true on and as of the date of such Borrowing or the issuance of such Letter of Credit (except to the extent any such representation or warranty is expressly made as of a prior date); (d) in the case of a Borrowing, the fact that immediately after such Borrowing, the conditions set forth in clauses (i) and (ii) of Section 2.01 shall have been satisfied; and (e) in the case of the issuance of a Letter of Credit the fact that the terms and conditions set forth in Article III shall have been satisfied.

Each Borrowing, each Notice of Continuation or Conversion and each request for the issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing, notice or request as to the truth and accuracy of the facts specified in clauses (b), (c), (d) and (e) of this Section; provided, that if a Notice of Continuation or Conversion is to convert to a Base Rate Loan, such Notice of Continuation or Conversion shall be deemed to be a representation and warranty by the Borrower only as to the matters set forth in clause (d) above.

Section 4.03  Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Closing Date, specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender that:

Section 5.01  Existence and Power. Each Loan Party is duly organized as a corporation, limited liability company or limited partnership, is validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, the failure to be so qualified to do business could have a Material Adverse Effect, and has all corporate, limited liability company or limited partnership powers, as applicable, and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 5.02  Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Notes and the other Loan Documents (i) are within such Loan Party’s corporate, limited liability company or limited partnership powers, as applicable, (ii) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or by-laws of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries.

Section 5.03  Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Loan Party enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 5.04  Financial Information.

(a)  The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, and the unaudited consolidated financial statements of the Borrower for the interim period ended March 31, 2006, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b)  Since December 31, 2005, except as otherwise disclosed in the Borrower’s most recent 10-Q as filed with the SEC as of May 10, 2006, there has been no event, act, condition or occurrence having, or which could reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect.

Section 5.05  No Litigation. There is no action, suit or proceeding pending, or to the knowledge of each Loan Party threatened, against or affecting any Loan Party or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of each Loan Party to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

Section 5.06  Compliance with ERISA. Each Loan Party and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA. None of the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

Section 5.07  Compliance with Laws; Payment of Taxes. Each Loan Party and Avocent International are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings or where non-compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There have been filed on behalf of each Loan Party and Avocent International all Federal, state, local and foreign income, excise, property and other tax returns or appropriate extensions which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of each Loan Party or Avocent International have been paid (except for any such item that alone or in the aggregate could not have a Material Adverse Effect). The charges, accruals and reserves on the books of each Loan Party and Avocent International in respect of taxes or other governmental charges are, in the good faith opinion of each Loan Party, adequate. None of the Loan Parties has given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes that could reasonably be expected to have a Material Adverse Effect.

Section 5.08  Subsidiaries. Each of the Borrower’s Domestic Subsidiaries and Avocent International is a corporation, limited partnership, limited liability company or similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, the failure to be so qualified to do business could have a Material Adverse Effect, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the Closing Date, the Borrower has no Domestic Subsidiaries except for those Domestic Subsidiaries listed on Schedule 5.08, which accurately sets forth each such Domestic Subsidiary’s complete name and jurisdiction of incorporation or formation.

Section 5.09  Investment Company Act. None of the Loan Parties nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10  Public Utility Holding Company Act. None of the Loan Parties nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Section 5.11  Ownership of Property; Liens; Leases. Each Loan Party and Avocent International has good and marketable title to all of its real and personal properties and tangible assets, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances of any nature whatsoever other than Liens permitted pursuant to Section 7.08. Each Loan Party and Avocent International enjoys peaceful and undisturbed possession under all material leases as to which it is a lessee and all such leases are valid and subsisting and in full force and effect.

Section 5.12  No Default. None of the Loan Parties nor Avocent International is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

Section 5.13  Full Disclosure. All information heretofore furnished by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by any Loan Party to the Administrative Agent or any Lender will be, true, accurate and complete in every material respect or based on good faith estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent and the Lenders in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.14  Environmental Matters. None of the Loan Parties nor Avocent International is subject to any Environmental Liability which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties has received notice of, or has actual knowledge of, any violations of any Environmental Laws or facts that could give rise to any Environmental Liability or Environmental Condition which facts, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no complaint, order, directive, claim, citation or notice by any Governmental Authority or any person or entity with respect to any violation of any Environmental Law or the existence of an Environmental Condition. No materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, placed, held, stored, located, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of each Loan Party, at or from any adjacent site or facility, in violation of any Environmental Laws or that could give rise to Environmental Liability which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties have any existing indebtedness, obligation or liability, with respect to the storage, treatment, cleanup or disposal of any solid waste, hazardous wastes, or other toxic or hazardous substances. Each Loan Party and Avocent International has procured, and will maintain and is in compliance with, all federal, state, and local permits, licenses, certificates and approvals required under Environmental Laws except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 5.15  Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Loan Parties and Avocent International presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower’s Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of Capital Stock of each of the Borrower’s Domestic Subsidiaries (other than Wholly Owned Subsidiaries) and Avocent International is owned by the Borrower free and clear of any Lien or adverse claim.

Section 5.16  Margin Stock. None of the Loan Parties nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of the Margin Regulations. Margin Stock constitutes less than 25% of the value of those assets of the Loan Parties and the Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.17  Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement: (i) none of the Borrower or the principal operating Domestic Subsidiaries listed on Schedule 4.01(d) will (x) be “insolvent,” as defined in Section 1.01 of the Bankruptcy Code, or Section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (y) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (z) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (ii) the obligations of the Borrower and the principal operating Domestic Subsidiaries listed on Schedule 4.01(d) under the Loan Documents and with respect to the Loans will not be rendered avoidable under any Other Applicable Law. For purposes of this Section 5.17, “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

Section 5.18  Insurance. Each Loan Party, each Domestic Subsidiary and Avocent International has (either in the name of such Loan Party, such Domestic Subsidiary or Avocent International), with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker’s compensation) as are deemed in good faith by management of such Loan Party, such Domestic Subsidiary or Avocent International to be sufficient in accordance with usual and customary business practices.

Section 5.19  Labor Matters. Except as could not reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect, (a) there are no strikes or lockouts against any Loan Party or any Subsidiaries pending or, to the knowledge of any Loan Party or Avocent International, threatened; (b) the hours worked by and payments made to employees of the Borrower, each Loan Party and Avocent International have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; (c) all payments due from any Loan Party or Avocent International, or for which any claim may be made against any Loan Party or Avocent International, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or Avocent International, as appropriate; and (d) neither any Loan Party nor Avocent International is party to a collective bargaining agreement.

Section 5.20  Intellectual Property. Each Loan Party and its Subsidiaries own, or are licensed to use, all copyrights, trademarks, trade names, patents, technology, know-how and processes, service marks and rights with respect to the foregoing that are used in or necessary for the conduct of their respective businesses as currently conducted, unless the failure to have such rights could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, the use of such copyrights, trademarks, trade names, patents, technology, know-how and processes, service marks and rights with respect to the foregoing by such Loan Party and its Subsidiaries does not infringe in any material respect on the rights of any Person.

Section 5.21  Material Agreements. Neither any Loan Party nor Avocent International is a party to any agreement or instrument or subject to any charter or other corporate restriction the performance of or compliance with which could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor Avocent International is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (“SEC”)), or (b) any agreement or instrument evidencing or governing any Debt in excess of, (i) in the case of the Borrower and its Subsidiaries other than Cyclades Corporation, a California corporation (“Cyclades”), $250,000, and (ii) in the case of Cyclades, $500,000 (“Existing Debt”). Other than the material contracts and Existing Debt described in Schedule 5.21, as of the Closing Date, no Loan Party (i) is a party to an agreement or instrument deemed in good faith by the executive management of such Loan Party to be material in accordance with the rules and regulations of the SEC, or (ii) has Existing Debt.

ARTICLE VI.
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Lender has any Commitment or any amount payable under this Agreement or any other Loan Document remains unpaid:

Section 6.01  Information. The Borrower will deliver to the Administrative Agent and each of the Lenders:

(a)  as soon as available and in any event within one hundred (100) days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not reasonably acceptable to the Administrative Agent;

(b)  as soon as available and in any event within fifty (50) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, (ii) the related statement of income for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, and (iii) and a related statement of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)  simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, in form and substance satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 7.02, 7.04, 7.06, 7.07, 7.08(k) and 7.12 on the date of such financial statements; (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) setting forth the Total Leverage Ratio as of the most recent Performance Pricing Determination Date and the Applicable Margin for Eurodollar Loans in effect as a result thereof;

(d)  reserved;

(e)  within one hundred (100) days after the end of each Fiscal Year, an operating budget and cash flow projections of the Borrower for the then current Fiscal Year, as prepared on an annual basis;

(f)  within five (5) Business Days after any Loan Party becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of such Loan Party setting forth the details thereof and the action which such Loan Party is taking or proposes to take with respect thereto;

(g)  promptly upon the mailing thereof to the shareholders of any Loan Party generally, copies of all financial statements, reports and proxy statements so mailed to the extent not previously delivered to the Administrative Agent pursuant to other paragraphs of this Section 6.01;

(h)  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which any Loan Party shall have filed with the Securities and Exchange Commission;

(i)  if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(j)  prompt written notice of any legal or arbitral proceedings, or of any proceedings, by or before any governmental or regulatory authority or agency, and any material development in respect of such proceedings, affecting any Loan Party or any of its Subsidiaries, if an adverse determination in any such proceeding could reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect; and

(k)  from time to time such additional information regarding the financial position or business of each Loan Party and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Section 6.02  Inspection of Property, Books and Records. Each Loan Party will (i) keep, and cause each Subsidiary to keep, true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions in relation to its business and activities and set up on its books such reserves as is consistent with practices in place on the Closing Date; and (ii) permit, and cause each Subsidiary to permit, representatives of the Administrative Agent or any Lender at the Administrative Agent’s or such Lender’s expense prior to the occurrence of a Default and at the Borrower’s expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. Each Loan Party agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times, at reasonable intervals and with reasonable prior knowledge.

Section 6.03  Conduct of Business and Maintenance of Existence. Each Loan Party will, and will cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

Section 6.04  Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and Environmental Laws), regulations and similar requirements of Governmental Authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or where non-compliance could not, alone or in the aggregate, reasonably be expected to have a Material Adverse Effect. Loan Party will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the property of any Loan Party or any Subsidiary, except liabilities being contested in good faith and against which such Loan Party will set up reserves in accordance with GAAP.

Section 6.05  Insurance. Each Loan Party will maintain, and will cause each of its Domestic Subsidiaries and Avocent International to maintain (either in the name of the Borrower, such Loan Party, such Subsidiary or Avocent International), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks (including on all its property, and public liability and worker’s compensation) as are deemed in good faith by management of such Loan Party, such Domestic Subsidiary or Avocent International to be sufficient in accordance with usual and customary business practices.

Section 6.06  Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

Section 6.07  Environmental Matters. Each Loan Party will furnish to the Lenders and the Administrative Agent prompt written notice of all pending, threatened or anticipated Environmental Liabilities or Environmental Conditions at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing. Each Loan Party agrees that upon the occurrence of any violation of Environmental Laws at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate such violation in accordance with all applicable Environmental Laws.

Section 6.08  Subsidiaries. Each Loan Party shall cause any Person which becomes a Domestic Subsidiary after the Closing Date to become a party to this Agreement, and agree to be bound by the terms of the Guaranty (other than the representations and warranties contained herein), pursuant to a joinder instrument in form and substance reasonably satisfactory to the Administrative Agent (a “Joinder”) and executed and delivered to the Administrative Agent within twenty (20) Business Days after the day on which such Person became a Domestic Subsidiary. No later than ninety (90) days from the day on which such Person became a Domestic Subsidiary, such Domestic Subsidiary shall deliver a certificate to the Administrative Agent, certifying that the representations and warranties contained in this Agreement are true, accurate and complete in every material respect with regard to such Domestic Subsidiary. Notwithstanding the foregoing, until such certificate is received by the Administrative Agent, such Domestic Subsidiary shall be treated under the terms of this Agreement as if it was a Foreign Subsidiary, except that such Domestic Subsidiary shall be a Guarantor hereunder only for purposes of Article XI. Each Loan Party shall also cause the items specified in paragraphs (c) and (f) of Section 4.01 with respect to each new Guarantor to be delivered to the Administrative Agent concurrently with the Joinder, modified appropriately to refer to such instrument and such Domestic Subsidiary.

Section 6.09  Sources and Uses Statement. Contemporaneously with the closing of the LANDesk Acquisition, the Borrower shall deliver to the Administrative Agent a sources and uses statement, in form and substance reasonably acceptable to the Administrative Agent, regarding the LANDesk Acquisition.

ARTICLE VII.
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Lender has any Commitment or any amount payable under this Agreement or any other Loan Document remains unpaid:

Section 7.01  Use of Proceeds. No portion of the proceeds of the Loans will be used by any Loan Party or any Subsidiary (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, unless such tender offer or other acquisition is to be made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired, and the provisions of Section 7.06 would not be violated, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

Section 7.02  Consolidations, Mergers and Sales of Assets. None of the Loan Parties will, nor permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Domestic Subsidiaries may merge with one another or with a Foreign Subsidiary so long as the surviving entity is a Domestic Subsidiary and a Guarantor, (c) Foreign Subsidiaries may merge with one another, and (d) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit during any Fiscal Quarter, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three (3) Fiscal Quarters, either (x) constituted more than seven and one-half percent (7.5%) of Total Assets at the end of the most recent Fiscal Year immediately preceding such Fiscal Quarter, or (y) contributed more than seven and one-half percent (7.5%) of EBITDA during the four (4) Fiscal Quarters immediately preceding such Fiscal Quarter.

Section 7.03  Change in Fiscal Year. The Borrower will not change its Fiscal Year.

Section 7.04  Transactions with Affiliates. No Loan Party nor any Subsidiary will enter into, or be a party to, any transaction with any of its Affiliates, except transactions (i) as permitted by law and in the ordinary course of business and pursuant to terms which are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate, (ii) among the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries, (iii) among Borrower’s Wholly Owned Subsidiaries that are Domestic Subsidiaries, (iv) among Borrower’s Wholly Owned Subsidiaries that are Foreign Subsidiaries or (v) among the Borrower, its Wholly Owned Subsidiaries that are Domestic Subsidiaries and its Wholly Owned Subsidiaries that are Foreign Subsidiaries, or among any combination thereof, so long as any transaction under this clause (v) does not result in any significant value transfer, as reasonably determined by the Administrative Agent, individually or in the aggregate, from the Borrower or any Domestic Subsidiary to any Foreign Subsidiary, and for the avoidance of doubt shall permit transactions, in the ordinary course of business and consistent with the Borrower’s business practices on the Closing Date, under this clause (v) that are for the purpose of (A) allocating and sharing costs and expenses among the Borrower and its Subsidiaries for insurance, research and development, marketing and other similar costs and expenses, (B) transfer pricing for tax purposes to allow transfer of inventories, supplies and equipment to or from any Subsidiary, (C) stock compensation cross-charges paid to the Borrower by a Foreign Subsidiary for stock options or restricted stock units of the Borrower issued to employees of such Foreign Subsidiary, (D) intellectual property licensing, and (E) Investments permitted by Section 7.06(x).

Section 7.05  Restricted Payments. None of the Loan Parties will declare or make any Restricted Payment during any Fiscal Year unless, after giving effect thereto, no Default shall be in existence or be created thereby.

Section 7.06  Investments. Neither any Loan Party nor any Subsidiary will make Investments in any Person except (i) loans or advances to employees not exceeding $5,000,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Closing Date; (ii) deposits required by government agencies or public utilities, (iii) Investments in direct obligations of the United States Government maturing within one year, (iv) Investments in certificates of deposit issued by a commercial lender whose credit is satisfactory to the Administrative Agent, (v) Investments in commercial paper rated A1 or the equivalent thereof by S&P or P1 or the equivalent thereof by Moody’s and in either case maturing within six (6) months after the date of acquisition, (vi) Investments in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody’s, (vii) Investments in Guarantors to the extent that such Investments are not otherwise prohibited by this Agreement, (viii) Acquisitions permitted by Section 7.07, (ix) any Investments permitted by Borrower’s Policy and Procedure Number AF-14 - titled Investment Policy Statement and Procedure dated effective as of October 28, 2005, as in effect as of the Closing Date, a copy of which has been provided to the Administrative Agent in connection herewith, except that any “Strategic Equity Investment” as described in such policy in the aggregate amount in excess of $2,000,000 will require the prior written consent of the Required Lenders, and (x) other Investments that, when combined with Acquisitions permitted in the proviso of Section 7.07, do not at any time exceed an aggregate amount outstanding equal to seven and one-half percent (7.5%) of Total Assets; provided, however, immediately after giving effect to the making of any Investment permitted under this Section, no Default shall have occurred and be continuing.

Section 7.07  Acquisitions. Neither any Loan Party nor any Subsidiary will consummate, or enter into any agreement providing for the consummation by any Loan Party or any Subsidiary of, any Acquisition other than a Permitted Acquisition; provided that the sum of the Investments permitted under Section 7.06(ix) plus the aggregate purchase price for all Acquisitions by Loan Parties and Domestic Subsidiaries with respect to (a) assets located outside the United States of America and (b) Voting Stock of any entity organized under the laws of any country other than the United States of America or a state thereof, shall not exceed seven and one-half percent (7.5%) of Total Assets.

Section 7.08  Limitation on Liens and Subsidiary Debt. Neither any Loan Party nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, and the Guarantors shall not, and the Borrower shall not permit any Subsidiary to, incur any Debt, except:

(a)  Liens existing on the date of this Agreement securing Existing Debt described on Schedule 7.08 hereto;

(b)  any Lien existing on any specific fixed asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c)  any Lien on any specific fixed asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion of construction thereof;

(d)  any Lien on any specific fixed asset of any Person existing at the time such Person is merged or consolidated with or into any Loan Party or any Subsidiary and not created in contemplation of such event;

(e)  any Lien existing on any specific fixed asset prior to the acquisition thereof by any Loan Party or any Subsidiary and not created in contemplation of such acquisition;

(f)  Liens securing Debt owing by any Subsidiary to the Borrower;

(g)  Any Permitted Encumbrances;

(h)  any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(i)  Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j)  Debt owing to any Loan Party or any Subsidiary to the extent permitted by Section 7.06; and

(k)  Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness hereunder), and Debt of Subsidiaries not otherwise permitted by paragraph (j), in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

Section 7.09  No Restrictive Agreement. No Loan Party will, nor permit any Subsidiary to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by any Loan Party or any Subsidiary: (a) the incurrence or payment of Debt, (b) the granting of Liens, (c) the declaration or payment of dividends or other distributions in respect of Capital Stock of any Loan Party or any Subsidiary, (d) the making of Investments or (e) the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible or intangible.

Section 7.10  Changes in Accounting Policies. Except to the extent required by any change in GAAP but subject to the provisions of Section 1.02, the Borrower shall not, nor shall it permit any Subsidiary to, make any material change to the Borrower’s or any Subsidiary’s accounting policies or practices without the prior written consent of the Administrative Agent.

Section 7.11  Limitation on Sale/Leaseback Transactions and Securitizations. The Loan Parties shall not, nor permit any Subsidiary to, enter into any (i) Sale/Leaseback Transaction or (ii) any securitization financing programs.

Section 7.12  Financial Covenants.

(a)  Minimum Interest Coverage Ratio. The Interest Coverage Ratio shall not be less than 4.0 to 1.0 at any time.

(b)  Maximum Total Leverage Ratio. The Total Leverage Ratio shall not exceed 3.0 to 1.0 at any time.

ARTICLE VIII.
DEFAULTS

Section 8.01  Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)  the Borrower shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligations with respect to any Letter of Credit, (ii) any interest on any Loan or (iii) any fee or other amount payable hereunder; or

(b)  any Loan Party shall fail to observe or perform any covenant contained in Section 6.01(a), (b), (c) or (f), 6.02(ii), 6.03, 6.08 or Article VII; or

(c)  any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) or any other Loan Document and such failure shall not have been cured within thirty (30) days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender or (ii) any Loan Party otherwise becomes aware of any such failure; or

(d)  any representation, warranty, certification or statement made by any Loan Party in Article V of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)  any Loan Party or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate principal amount equal to or greater than $5,000,000 (other than the amounts outstanding hereunder) when due or within any applicable grace period; or

(f)  any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding in an aggregate principal amount equal to or greater than $5,000,000 of any Loan Party or any Subsidiary (including, without limitation, any required mandatory prepayment or “put” of such Debt to any Loan Party or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or “put” of such Debt to any Loan Party or any Subsidiary); or

(g)  any Loan Party or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)  an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Loan Party or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)  any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or any Loan Party or any other member of the Controlled Group shall enter into, contribute or be obligated to contribute to, terminate or incur any withdrawal liability with respect to, a Multiemployer Plan; or

(j)  one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed the later to occur of (i) the date forty-five (45) days following such judgment or order, or (ii) the date such judgment or order becomes final and nonappealable; or

(k)  a federal tax lien shall be filed against any Loan Party or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of twenty-five (25) days after the date of filing; or

(l)  (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of the Borrower; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m)  the invalidity of (i) the Guaranty entered into in connection with the Loans which is either actual or asserted by any Loan Party or (ii) any other guarantee of the Loans which is either actual or asserted by any party thereto; or

(n)  the occurrence of any event, act, occurrence, or condition which causes or could reasonably be expected to cause a Material Adverse Effect;

THEN, and in every such event, (i) the Administrative Agent may, and if requested by the Required Lenders, shall, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) the Administrative Agent may, and if requested by the Required Lenders, shall, by notice to the Borrower declare the principal amounts of the Loans (together with accrued interest thereon), and all other amounts payable hereunder and under the other Loan Documents, to be, and the principal amounts of the Loans (together with accrued interest thereon), and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically and without notice become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default. In addition to the foregoing, if an Event of Default shall have occurred and be continuing, the Loan Parties shall be obligated to deposit with the Lender cash collateral in an amount equal to 105% of the undrawn amount available under the outstanding Letters of Credit. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity.

ARTICLE IX.
THE ADMINISTRATIVE AGENT

Section 9.01  Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of the Loan Parties or any Subsidiary shall have rights as a third party beneficiary of any of such provisions.

Section 9.02  Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03  Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party, any Subsidiary or any Affiliate of a Loan Party or a Subsidiary that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 11.05) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04  Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05  Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06  Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07  Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08  No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger and Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

ARTICLE X.
CHANGE IN CIRCUMSTANCES; COMPENSATION; YIELD PROTECTION

Section 10.01  Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period: (a) the Administrative Agent reasonably and in good faith determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or (b) the Required Lenders advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding Eurodollar Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans specified in such notice, or to permit continuations or conversions into Eurodollar Loans, shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Borrowing of Eurodollar Loans for which a Notice of Borrowing has previously been given, or continuation or conversion into such Eurodollar Loans for which a Notice of Continuation or Conversion has previously been given, that it elects not to borrow or so continue or convert on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or such Eurodollar Loan shall be converted to a Base Rate Loan, as applicable.

Section 10.02  Illegality. If, after the date hereof, any Change in Law, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or permit continuations or conversions of Eurodollar Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender reasonably and in good faith shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity, and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Eurodollar Loan of such Lender, together with accrued interest thereon and any amount due such Lender pursuant to Section 10.04. Concurrently with prepaying each such Eurodollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders), and such Lender shall make such a Base Rate Loan.

Section 10.03  Base Rate Loans Substituted for Eurodollar Loans. If (i) the obligation of any Lender to make or maintain Eurodollar Loans has been suspended pursuant to Section 10.01 or 10.02 or (ii) any Lender has demanded compensation under Section 10.05, and the Borrower shall, by at least five (5) Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all Loans which would otherwise be made by such Lender as, or permitted to be continued as or converted into Eurodollar Loans shall instead be made as or converted into Base Rate Loans.

Section 10.04  Compensation. Upon the request of any Lender, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of: (a) any payment or prepayment (pursuant to Section 2.10, 2.12, 8.01, 10.02, 10.07 or otherwise) of a Eurodollar Loan on a date other than the last day of an Interest Period for such Loan; or (b) any failure by the Borrower to prepay a Eurodollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or (c) any failure by the Borrower to borrow a Eurodollar Loan on the date for the Borrowing of which such Eurodollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02; such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Eurodollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Eurodollar Loan provided for herein less (y) the amount of interest (as reasonably determined by such Lender) such Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Loan is a Eurodollar Loan).

Section 10.05  Increased Costs.

(a)  Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted London Interbank Offered Rate) or the Issuing Bank; (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 10.06 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (except any reserve requirement reflected in the Adjusted London Interbank Offered Rate); and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Lending Office of such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued or maintained by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 10.06  Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by Each Loan Party. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by Each Loan Party. Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. To the extent that any taxes, penalties, interest or expenses are paid by any of the Administrative Agent, a Lender or the Issuing Bank for which a Loan Party intends to seek a refund or other offset from such Governmental Authority, such paying Administrative Agent, Lender or Issuing Bank shall, without incurring any additional actual costs or expenses not paid by such Loan Party, provide reasonable cooperation to the indemnifying Loan Party in connection with such efforts.

(d)  Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (B) duly completed copies of Internal Revenue Service Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)  Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

Section 10.07  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office. If any Lender requests compensation under Section 10.05, or requires any Loan Party to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.06, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 10.05 or 10.06, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders. If any Lender notifies the Borrower of suspension of its obligations to make, maintain or fund its Eurodollar Loans under Section 10.02, if any Lender requests compensation under Section 10.05, if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.06, or if any Lender defaults in its obligation to fund Loans hereunder including without limitation under Section 2.13, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.07; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 10.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 10.05 or payments required to be made pursuant to Section 10.06, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE XI.
THE GUARANTY

Section 11.01  Guaranty. Each Guarantor hereby unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Administrative Agent, the Issuing Bank and the Lenders and their respective permitted successors and assigns and the subsequent holders of the Obligations (including, without limitation, any interest on the Loans accruing after the filing of any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against any Loan Party or any Subsidiary, under any bankruptcy or insolvency law or laws, federal or state relating to the relief of debtors of any jurisdiction, whether now or hereafter in effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), irrespective of the validity and enforceability of this Agreement, the Notes or the other Loan Documents or the Obligations of any Loan Party hereunder, the value or sufficiency of any collateral or any other circumstance that might otherwise affect the liability of a guarantor, that: (i) the principal of and interest on the Loans, the Notes and all other Obligations of the Loan Parties to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement, the Notes and the other Loan Documents shall be promptly paid in full when due, whether at stated maturity, by acceleration or otherwise, in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Loans, Notes or any other Obligations, the same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The foregoing guaranty is a guaranty of payment and not of collection. Failing payment when due of any amount so Guaranteed for whatever reason, each Guarantor, jointly and severally, will be obligated to pay the same immediately.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor's obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under the Bankruptcy Code or any provisions of applicable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (a) in respect of intercompany indebtedness to any Loan Party or any Subsidiary or Affiliate of any Loan Party to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (b) under any Guarantee of senior unsecured indebtedness or Debt subordinated in right of payment to the Obligations which Guarantee contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Loan Parties, Subsidiaries or Affiliates of obligations arising under Guarantees by such parties.

Section 11.02  Waivers and Releases. Each Guarantor hereby waives notice of, and consents to, any extension of time of payment, renewals, releases of collateral, delays in obtaining or realizing upon or failures to obtain, perfect, or maintain perfection of, or realize upon collateral or other indulgence from time to time granted by any of the Administrative Agent, the Issuing Bank or any of the Lenders in respect of this Agreement, the Loans, the Notes or any other Loan Document. Until the Obligations have been paid in full in cash or otherwise satisfied to the satisfaction of the Administrative Agent, the Issuing Bank and the Lenders, all rights of any Guarantor against the Borrower arising as a result of a payment hereunder by such Guarantor by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. With respect to this Agreement, the Loans and the Notes, each Guarantor hereby waives presentment, protest, demand of payment, notice of dishonor and all other notices and demands whatsoever. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Administrative Agent, the Issuing Bank and the Lenders, on the other hand, (i) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in Section 8.01 hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Obligations as provided in Section 8.01 hereof, such Obligations (whether or not otherwise due and payable) shall forthwith become due and payable by such Guarantor for purposes of this Guaranty. The Obligations of each Guarantor under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower is rescinded or must otherwise be restored by any holder of any of the Obligations Guaranteed hereunder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, the Issuing Bank and the Lenders on demand for their reasonable out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent, the Issuing Bank and the Lenders in connection with such rescission or restoration.

Section 11.03  Additional Guarantors. Pursuant to Section 6.08 of this Agreement, all Domestic Subsidiaries acquired or organized after the Closing Date are required to enter into this Agreement as a Guarantor within the period set forth in Section 6.08. Upon execution and delivery, after the date hereof, by such a Domestic Subsidiary of an instrument in form and substance satisfactory to the Administrative Agent, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 11.04  Miscellaneous.

(a) Upon the bankruptcy or winding up or other distribution of assets of any Loan Party or any Subsidiary or of any surety or guarantor for any of the Obligations of the Loan Parties to the Administrative Agent, the Issuing Bank and the Lenders, or any of them, the rights of the Administrative Agent, the Issuing Bank and the Lenders against each Guarantor shall not be affected or impaired by the omission of any of the Administrative Agent, any Issuing Bank or any Lender to prove its claim, or to prove its full claim, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability of each Guarantor to any of the Administrative Agent, any Issuing Bank or any Lender.

(b) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or its obligations hereunder or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any other guarantor with respect to the Obligations in any action or proceeding brought by the Administrative Agent, any Issuing Bank or any Lender to collect the Obligations or any portion thereof, or to enforce the obligations of any Guarantor under this Guaranty.

(c) The Administrative Agent, the Issuing Bank and the Lenders, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) release, discharge, abandon or otherwise deal with or fail to deal with any other Loan Party, guarantor or surety of the Obligations or any security therefor or any part thereof now or hereafter held by the Administrative Agent or (ii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole discretion or (iii) act or fail to act in any manner referred to in this Guaranty without regard to whether such action or inaction may deprive any Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty. Without limiting the generality of this Guaranty, it is understood that the Administrative Agent, the Issuing Bank and the Lenders may, without exonerating or releasing any Guarantor, give up, or modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, as such Person may deem expedient, all without notice to any Guarantor.

(d) If a claim is ever made upon the Administrative Agent, the Issuing Bank or any Lender for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (ii) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Loan Party, then in such event each Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(e) Each Guarantor expressly represents and acknowledges that it is a Subsidiary of the Borrower and any financial accommodations by the Administrative Agent, the Issuing Bank and the Lenders, or any of them, to any Loan Party, including without limitation the extension of the Loans and the issuance of the Letters of Credit are and will be of direct interest, substantial benefit and advantage to it.

ARTICLE XII.
MISCELLANEOUS

Section 12.01  Notices; Effectiveness; Electronic Communication.

(a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (i) if to any Loan Party, to it c/o Avocent Corporation at 4991 Corporate Drive, Huntsville, AL 35805, Attention of Mr. Edward H. Blankenship (Telephone No. (256) 430-4000, Telecopier No. (256) 430-4032); with a copy to Mr. Samuel F. Saracino, Executive Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 9911 Willows Road NE, Redmond, WA 98052-2531 (Telephone No. (425) 497-5596, Telecopier No. (425) 497-5597) (ii) if to the Administrative Agent or the Issuing Bank, to it at Agency Services, One Glenlake Parkway, Suite 400, Atlanta, GA 30328, Attention of Adrienne Burch (Telephone No. 770-206-5780, Telecopier No. 770-913-3091); and (iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02  No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under this Agreement, any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent subject to the provisions of Section 4.01(l)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Environmental Liability related in any way to any Loan Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by the Loan Parties to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 12.09.

(d)  Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)  Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Section 12.04  Setoff; Sharing of Setoffs; Application of Payments.

(a)  If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Loan Party, any Domestic Subsidiary or Avocent International against any and all of the obligations of any Loan Party, any Domestic Subsidiary or Avocent International now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party, such Domestic Subsidiary or Avocent International may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Loan Party, any Domestic Subsidiary or Avocent International (as to which the provisions of this paragraph shall apply). Each Loan Party, on its own behalf and on behalf of each Domestic Subsidiary or Avocent International, consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party, each Domestic Subsidiary and Avocent International, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party, each Domestic Subsidiary or Avocent International, as applicable, in the amount of such participation.

(c)  Prior to the occurrence of a Default, the Administrative Agent shall apply all payments and prepayments in respect of the obligations of the Borrower under this Agreement or any other Loan Document in such order as shall be specified by the Borrower. After the occurrence of a Default, the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this paragraph (c), apply all payments and prepayments in respect of any obligations of the Borrower under this Agreement or any other Loan Document and all proceeds of collateral, if any, in the following order: (i) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or any Loan Party; (ii) second, to pay interest on and then any outstanding Reimbursement Obligations for which the Issuing Bank has not then been reimbursed by the Lenders or any Loan party; (iii) third, to pay obligations of any Loan Party in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent; (iv) fourth, to pay obligations of any Loan Party in respect of any fees, expenses, reimbursements or indemnities then due to the Issuing Bank; (v) fifth, to pay obligations of any Loan Party in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders; (vi) sixth, to pay interest due in respect of the Loans or any amounts payable by the Borrower under any Swap Agreement with the Administrative Agent or any Lender; (vii) seventh, to the ratable payment or prepayment of principal outstanding on the Loans and Reimbursement Obligations in such order as the Administrative Agent may determine in its sole discretion; (viii) eighth, to the ratable payment of all other obligations of any Loan Party to the Administrative Agent or any Lender; and (ix) ninth, to provide cash collateral for undrawn Letters of Credit if required by Section 8.01. Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, and second to repay outstanding Eurodollar Loans with those Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in clauses (i) and (iii) of this paragraph (c) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent. The order of priority set forth in clauses (v) through (ix) of this paragraph (c) may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (i) and (iii) of this paragraph (c) may be changed only with the prior written consent of the Administrative Agent. The order of priority set forth in clauses (ii) and (iv) of this paragraph (c) may be changed only with the prior written consent of the Issuing Bank.

Section 12.05  Amendments and Waivers. Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that, no such amendment or waiver shall, unless signed by each Lender directly affected thereby (i) increase the Commitment of any Lender, (ii) reduce the principal of or the rate of interest on any Loan or any fees (other than fees payable to the Administrative Agent) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) reduce the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any Guarantee given to support payment of the Loans or (ix) change Section 12.07(b) without the consent of each Lender that has assigned all or a portion of its Commitment or Loans to one or more Approved Funds.

Section 12.06  Independence of Covenants. All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 12.07  Successors and Assigns.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,000, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.05, 10.06 and 11.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Participations. Any Lender may at any time, upon the prior written consent of the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent, the Lenders, and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that is listed in the proviso to Section 12.05 and affects such Participant. Subject to paragraph (e) of this Section, each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 10.04, 10.05 and 10.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.04 as though it were a Lender, provided such Participant agrees to be subject to Section 12.04 as though it were a Lender.

(e)  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 10.05 and 10.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 10.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.06(e) as though it were a Lender.

(f)  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.08  Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (each a “representative”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto or to any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws. Notwithstanding the first sentence of this Section, each of the Administrative Agent and the Lenders agree that it will not disclose any of the Information to any representative of a Restricted Affiliate unless (i) such representative is also a representative of the Administrative Agent, a Lender or the Issuing Bank, (ii) such representative is not a securities analyst and (iii) such representative uses such Information solely for purposes related to the Loan Documents and the transactions contemplated thereby. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential and “Restricted Affiliate” means any Affiliate of the Administrative Agent, any Lender or the Issuing Bank that is a securities broker and/or dealer or a registered investment advisor.

Section 12.09  Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 12.10  Governing Law; Jurisdiction; Etc.

(a)  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.

(b)  SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA SITTING IN ATLANTA, GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)  WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.11  Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

Section 12.12  Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by any Lender, then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the Borrower shall notify such Lender in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Loans does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Administrative Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, each Loan Party covenants, to the fullest extent permitted by law, that (i) the credit or return of any Excess shall constitute the acceptance by the Loan Parties of such Excess, and (ii) the Loan Parties shall not seek or pursue any other remedy, legal or equitable, against the Administrative Agent or any Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. The Borrower, the Administrative Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

Section 12.13  Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

Section 12.14  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.15  USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

Section 12.16  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)  Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BORROWER:

AVOCENT CORPORATION, a Delaware corporation

By:	/s/ John R. Cooper John R. Cooper Chief Executive Officer

REGIONS BANK, as Administrative Agent, Issuing Bank and as a Lender
By: /s/ Kenneth D. Watson (SEAL)
Name: Kenneth D. Watson
Title: Executive Vice President

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                                GUARANTORS:

AVOCENT HUNTSVILLE CORP.,
an Alabama corporation
AVOCENT SERVICES CORPORATION,
a Texas corporation
AVOCENT REDMOND CORP.,
a Washington corporation
APEX INTERNATIONAL, INC.,
a Washington corporation
AVOCENT TEXAS I, LLC,
a Washington limited liability company
AVOCENT TEXAS II, LLC,
a Washington limited liability company
AVOCENT CALIFORNIA CORP.,
a California corporation
OSA TECHNOLOGIES, INC.,
a Delaware corporation
AVOCENT CANADA HOLDING CORP.,
a Deleware corporation
CYCLADES CORPORATION,
a California corporation

By:  /s/ Edward H. Blankenship        (SEAL)
        Edward H. Blankenship
Vice President and Chief Financial Officer

AVOCENT NEVADA LLC,
a Nevada limited liability company

By:  /s/ Edward H. Blankenship         (SEAL)
        Edward H. Blankenship
            Manager

AVOCENT TEXAS, L.P.,
a Texas limited partnership

By AVOCENT TEXAS I, LLC,
Its General Partner

By AVOCENT REDMOND CORP.,
Its sole member

By: /s/ Edward H. Blankenship     (SEAL)
            Edward H. Blankenship
        Vice President and Chief Financial Officer

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